Exhibit 4.16
NGTV Public Warrant Face Side Text
This Warrant Certificate certifies that                                                              or registered assigns, is the registered Holder of                                          Warrants.
WARRANTS TO PURCHASE 1/2 SHARE OF COMMON STOCK OF NGTV
Each Warrant, unless and until redeemed by NGTV, a corporation incorporated under the laws of the State of California (the “Company”) as provided in the Warrant Agreement hereinafter more fully described (the “Warrant Agreement”), entitles the holder thereof to purchase from the Company, subject to the terms and conditions set forth hereinafter and in the Warrant Agreement, at any time on or after the date which is thirty days after notice is given by the representative of the underwriters (as set forth in the final prospectus prepared in connection with the Company’s initial public offering) that the “units” (as described in the final prospectus) shall be detached, provided that such detachment shall not occur until the sooner of (i) sixty days following the date of the final prospectus prepared in connection with the Company’s initial public offering or (ii) the exercise in full of the “over allotment option” of the underwriters, as described in the final prospectus (the “Initial Exercise Date”) and before the close of business on                     , 20___ (“Expiration Date”), one half of one share of fully paid and non-assessable Common Stock of the Company (“Common Stock”) upon presentation and surrender of this Warrant Certificate, with the instructions for the registration and delivery of Common Stock filled in, at the stock transfer office in Glendale, California of U.S. Stock Transfer Corporation, Warrant Agent of the Company (“Warrant Agent”) or of its successor warrant agent or, if there be no successor warrant agent, at the corporate offices of the Company, and upon payment of the Exercise Price (as defined in the Warrant Agreement) and any applicable taxes paid either in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company. Each Warrant initially entitles the holder to purchase one half of one share of Common Stock for $                    . The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment in certain events, such as mergers, splits, stock dividends, reverse splits and the like, to prevent dilution. The Company may, but is not obligated to, redeem any or all outstanding and unexercised warrants beginning four months after the date of the final prospectus prepared in connection with the Company’s initial public offering, by giving not less than 30 days prior notice at any time after the closing price of the Common Stock on the principal market on which it is traded has equaled or exceeded $                     per share on each of ten consecutive trading days after the date that is four months subsequent to the date of the final prospectus prepared in connection with the Company’s initial public offering . The Redemption Price is $0.25 per Warrant (subject to adjustment in the event of a stock split, dividend or the like). All Warrants not theretofore exercised will expire on the Expiration Date.
This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.
WITNESS the facsimile signatures of the proper officers of the Company and its corporate seal.

NGTV Public Warrant Face Side Text
SUMMARY OF THE TERMS OF THE WARRANT
     This Warrant Certificate is subject to all of the terms, provisions and conditions of the Warrant Agreement, dated as of                     , 2006, between the Company and the Warrant Agent, to all of which terms, provisions and conditions the registered holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is incorporated herein by reference and made a part hereof and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the holders of the Warrant Certificates. Copies of the Warrant Agreement are available for inspection at the stock transfer office of the Warrant Agent or may be obtained upon written request addressed to the Company at NGTV, 9944 Santa Monica Boulevard, Beverly Hills, California, 90212, Attention: Chief Financial Officer.
     The Company shall not be required upon the exercise of the Warrants evidenced by this Warrant Certificate to issue fractions of Warrants, Common Stock or other securities, but shall reject any such attempted exercise as provided in the Warrant Agreement.
     In certain cases, the sale of securities by the Company upon exercise of Warrants may violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use all commercially reasonable efforts to provide that such sales comply with the Securities Act of 1933, and to take such action under the laws of various states as may be required to cause the sale of securities upon exercise to be lawful.
     This Warrant Certificate with or without other Certificates, upon surrender to the Warrant Agent, any successor warrant agent, or in the absence of any successor warrant agent, at the corporate offices of the Company, may be exchanged for another Warrant Certificate or Certificates evidencing in the aggregate the same number of Warrants as the aggregate Warrant Certificate or Certificates so surrendered. If the Warrants evidenced by this Warrant Certificate shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant Certificate or Certificates evidencing the number of Warrants not so exercised.
     No holder of this Warrant Certificate, as such, shall be entitled to vote, receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose whatsoever, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder of this Warrant Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof or give or withhold consent to any corporate action (whether upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any merger, recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, conveyance or otherwise) or to receive notice of meetings or other actions affecting stockholders (except as provided in the Warrant Agreement) or to receive dividends or subscription rights or otherwise until the Warrants evidenced by this Warrant Certificate shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

NGTV Public Warrant Face Side Text
     If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Company’s Common Stock or other class of stock purchasable upon the exercise of the Warrants evidenced by this Warrant Certificate are closed for any purpose, the Company shall not be required to make delivery of certificates for shares purchasable upon such transfer until the date of the reopening of said transfer books.
     This Warrant Certificate and the Warrants represented hereby are subject to redemption rights on the part of the Company, as set forth in the Warrant Agreement.
     Every holder of this Warrant Certificate by accepting the same consents and agrees with the Company, the Warrant Agent, and with every other holder of a Warrant Certificate that:
(a)	this Warrant Certificate is transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in the Warrant Agreement, and

(b)	the Company and the Warrant Agent may deem and treat the person in whose name this Warrant Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Warrants evidenced by this Warrant Certificate until any tax which may be payable in respect thereof by the holder of this Warrant Certificate pursuant to the Warrant Agreement shall have been paid, such tax being payable by the holder of this Warrant Certificate at the time of surrender.